Filed Pursuant to Rule 433

Registration No. 333-233608

Final Term Sheet

March 15, 2021

VERIZON COMMUNICATIONS INC.

€1,000,000,000 0.375% Notes due 2029

€1,000,000,000 0.750% Notes due 2032

€750,000,000 1.125% Notes due 2035

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	0.375% Notes due 2029 (the “Notes due 2029”)

0.750% Notes due 2032 (the “Notes due 2032”)

1.125% Notes due 2035 (the “Notes due 2035” and, together with the Notes due 2029 and the Notes due 2032, the “Notes”)

Trade Date:	March 15, 2021

Settlement Date (T+5):	March 22, 2021

Maturity Date:	Notes due 2029: March 22, 2029

Notes due 2032:     March 22, 2032

Notes due 2035:     September 19, 2035

Interest Payment Dates:	Notes due 2029: Annually in arrears on each March 22, commencing March 22, 2022

Notes due 2032:     Annually in arrears on each March 22, commencing March 22, 2022

Notes due 2035:     Annually in arrears on each September 19, commencing September 19, 2021 (short first interest payment period)

Aggregate Principal Amount Offered:	Notes due 2029: €1,000,000,000

Notes due 2032:     €1,000,000,000

Notes due 2035:     €750,000,000

Public Offering Price:	Notes due 2029: 99.670% plus accrued interest, if any, from March 22, 2021

Notes due 2032:     99.319% plus accrued interest, if any, from March 22, 2021

Notes due 2035:     98.458% plus accrued interest, if any, from March 22, 2021

Pricing Benchmark:	Notes due 2029: 8-year EUR mid-swap

Notes due 2032:     11-year EUR mid-swap

Notes due 2035:     Interpolated 14-year and 15-year EUR mid-swap

Pricing Benchmark Yield:	Notes due 2029: -0.133%

Notes due 2032:     0.065%

Notes due 2035:     0.242%

Re-offer Spread vs.	Notes due 2029: MS + 55 basis points
Pricing Benchmark:	Notes due 2032: MS + 75 basis points

Notes due 2035:     MS + 100 basis points

Re-offer Yield (annual):	Notes due 2029: 0.417%

Notes due 2032:     0.815%

Notes due 2035:     1.242%

Government Benchmark:	Notes due 2029: DBR 0.250% due February 15, 2029

Notes due 2032:     DBR 0.000% due February 15, 2031

Notes due 2035:     DBR 0.000% due May 15, 2035

Re-offer Spread vs.	Notes due 2029: B + 90.3 basis points
Government Benchmark:	Notes due 2032: B + 115.8 basis points

Notes due 2035:     B + 135.2 basis points

Underwriting Discount:	Notes due 2029: 30 basis points

Notes due 2032:     37.5 basis points

Notes due 2035:     40 basis points

Proceeds to Verizon (before expenses):	Notes due 2029: 99.370%

Notes due 2032:     98.944%

Notes due 2035:     98.058%

Interest Rate:	Notes due 2029: 0.375% per annum

Notes due 2032:     0.750% per annum

Notes due 2035:     1.125% per annum

Denominations:	Minimum denominations of €100,000 and integral multiples of €1,000 in excess of €100,000

Redemption:	Notes due 2029: (i) at any time prior to December 22, 2028 (3 months prior to maturity) (the “Notes due 2029 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Notes due 2029 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 15 basis points, assuming for such purpose that the Notes due 2029 matured on the Notes due 2029 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Notes due 2029 Par Call Date, at 100% of the principal amount of the Notes due 2029 being redeemed plus accrued and unpaid interest

Notes due 2032: (i) at any time prior to December 22, 2031 (3 months prior to maturity) (the “Notes due 2032 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Notes due 2032 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 20 basis points, assuming for such purpose that the Notes due 2032 matured on the Notes due 2032 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Notes due 2032 Par Call Date, at 100% of the principal amount of the Notes due 2032 being redeemed plus accrued and unpaid interest

Notes due 2035: (i) at any time prior to June 19, 2035 (3 months prior to maturity) (the “Notes due 2035 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Notes due 2035 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 25 basis points, assuming for such purpose that the Notes due 2035 matured on the Notes due 2035 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Notes due 2035 Par Call Date, at 100% of the principal amount of the Notes due 2035 being redeemed plus accrued and unpaid interest

CUSIPs:	Notes due 2029: U9221A BT4

Notes due 2032:     U9221A BU1

Notes due 2035:     U9221A BV9

ISINs:	Notes due 2029: XS2320759538

Notes due 2032:     XS2320759884

Notes due 2035:     XS2320760114

Common Codes:	Notes due 2029: 232075953

Notes due 2032:     232075988

Notes due 2035:     232076011

Listing:	Verizon intends to apply to list the Notes on the New York Stock Exchange (the “NYSE”). Trading in the Notes on the NYSE is expected to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Verizon has no obligation to maintain such listing and may delist the Notes at any time.

Allocation	Principal Amount of Notes due 2029	Principal Amount of Notes due 2032	Principal Amount of Notes due 2035
J.P. Morgan Securities plc	€150,000,000	€150,000,000	€112,500,000
Morgan Stanley & Co. International plc	€150,000,000	€150,000,000	€112,500,000
Merrill Lynch International	€150,000,000	€150,000,000	€112,500,000
Goldman Sachs & Co. LLC	€150,000,000	€150,000,000	€112,500,000
Barclays Bank PLC	€100,000,000	€100,000,000	€75,000,000
Deutsche Bank AG, London Branch	€100,000,000	€100,000,000	€75,000,000
Banco Santander, S.A.	€50,000,000	€50,000,000	€37,500,000
Loop Capital Markets LLC	€50,000,000	€50,000,000	€37,500,000
SMBC Nikko Capital Markets Limited	€50,000,000	€50,000,000	€37,500,000
CastleOak Securities, L.P.	€12,500,000	€12,500,000	€9,375,000
Siebert Williams Shank & Co., LLC	€12,500,000	€12,500,000	€9,375,000
R. Seelaus & Co., LLC	€10,000,000	€10,000,000	€7,500,000
Samuel A. Ramirez & Company, Inc.	€10,000,000	€10,000,000	€7,500,000
AmeriVet Securities, Inc.	€5,000,000	€5,000,000	€3,750,000

Total	€1,000,000,000	€1,000,000,000	€750,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated March 15, 2021; Prospectus dated September 4, 2019

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities plc at +44-207-134-2468, Morgan Stanley & Co. International plc at +44-20-7677-7799, Merrill Lynch International at +1-800-294-1322, Goldman Sachs & Co. LLC at +1-866-471-2526 or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Manufacturer target market (MiFID II/UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.